EXHIBIT 4.10
EXECUTION COPY
Cash Advance Facility Agreement
Metal Storm Limited
ACN 064 270 006
Harmony Investment Fund Limited
Company Registration No. CB-150702
1261357_7/MMR/3108202
HENRY DAVIS YORK 44 MARTIN PLACE SYDNEY NSW 2000 AUSTRALIA TELEPHONE +61 2 9947 6000
FACSIMILE +61 2 9947 6999 DX 173 SYDNEY EMAIL HDY@HDY.COM.AU WWW.HDY.COM AU

Cash Advance Facility Agreement	HENRY DAVIS YORK
Table of Contents

1	INTERPRETATION	1

2	FACILITY AND PURPOSE	8

3	CONDITIONS PRECEDENT	8

4	DRAWDOWN NOTICE	9

5	INTEREST	10

6	PREPAYMENT AND CANCELLATION	11

7	REPAYMENT	13

8	FEES	13

9	COMPANY’S REPRESENTATIONS AND WARRANTIES	13

10	UNDERTAKINGS FROM THE COMPANY	15

11	FINANCIER'S RIGHTS ON DEFAULT	18

12	COSTS AND EXPENSES	21

13	PAYMENTS	22

14	ILLEGALITY AND INCREASED COSTS	24

15	NOTICES	25

16	GENERAL	25

SCHEDULE 1		30

SCHEDULE 2		32

Cash Advance Facility Agreement	HENRY DAVIS YORK
Parties
Metal Storm Limited ACN 064 270 006 of Central Plaza One, Level 34, 345 Queen Street, Brisbane QLD 4000 (Company)
Harmony Investment Fund Limited, a company incorporated in the Cayman Islands with Company Registration No. CB-150702, c/o Campbell Corporate Services, 4th Floor Scotia Centre, PO Box 268, George Town, Grand Cayman, Cayman Islands (Financier)
Agreement
1	INTERPRETATION

1.1	Definitions

The following words have these meanings in this document:

Accounts includes:
(a)	a statement of financial performance and statement of financial position; and

(b)	statements, reports and notes attached to, or intended to be read with, any documents referred to in paragraph (a), including auditors’ reports and directors’ reports.
Approved Purpose means the purpose so described in item 3 of schedule 1.
ASIC means the Australian Securities and Investments Commission or the Governmental Agency that succeeds it.
ASX means the Australian Stock Exchange Limited.
Authorised Officer means in respect of a party which is not a natural person, a director or secretary, an officer whose title contains the word “manager” or a person performing the functions of any of them.
Authorisation includes:
(a)	any consent, authorisation, registration, filing, lodgement, agreement, notarisation, certificate, permission, licence, approval, authority or exemption from, by or with a Governmental Agency; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.
Availability Period means the period so described in item 3 of schedule 1 or such other period as may be approved by the Financier.

Cash Advance Facility Agreement	HENRY DAVIS YORK
Avoided Transaction means a payment, settlement, transaction, transfer or other dealing referred to in clause 16.2.
Break Costs means all fees, charges, loss, damage, cost and expense on a full indemnity basis suffered or incurred at any time by the Financier in connection with the termination or reduction of any arrangements it has made with others to fund (or to maintain funding) of financial accommodation under the Transaction Documents as a result of the early termination of this agreement or the prepayment of all or part of any Drawing, as the case may be in accordance with clause 6.
Business Day means a day, not being a Saturday or a Sunday, on which banks and the Financier are open for business in the capital city of the State or Territory specified in item 9 of schedule 1.
Charge means the deed of charge granted by the Company in favour of the Financier on or about the date of this agreement.
Commitment means the amount so specified in item 3 of schedule 1, as reduced, cancelled, prepaid or repaid under this document.
Confidential Information means any information provided by the Company to the Financier pursuant to an obligation under a Transaction Document but excludes information which:
(a)	is or becomes public knowledge; or

(b)	has been independently developed or acquired by the Financier, other than as a result of breach of this document or other breach of confidence.
Control has the meaning given in Accounting Standard AASB 127.
Controller has the meaning given in the Corporations Act.
Convertible Notes means the convertible notes to be issued by the Company pursuant to the Rights Issue.
Corporations Act means the Corporations Act 2001 (Cth).
Distribution means any payment made by way of dividend, benefit, entitlement and any other distribution of any kind relating to, or to which any person may become entitled as a result of, a shareholding in the Company or a unitholding or other beneficial interest in any trust in respect of which the Company is the trustee.
Dollars, A$ and $ means the lawful currency of the Commonwealth of Australia.
Drawdown Date means, in relation to a Drawing, the date on which the Drawing is or is proposed to be made under the Facility.
Drawdown Notice means the notice referred to in clause 4.1.
Drawing means each principal amount lent by the Financier to the Company under the Facility and includes any amount that is deemed to be a Drawing pursuant to clause 4.5.

Cash Advance Facility Agreement	HENRY DAVIS YORK
Encumbrance means an assignment of income or monetary claim, caveat, easement, equity, garnishee order, lease, licence, notice under section 255 of the Income Tax Assessment Act 1936 (Cth) or section 260-5 of schedule 1 to the Taxation Administration Act 1953 (Cth), profit a prendre, covenant, Security Interest, writ of execution or any other interest (except the Company’s interest) and any agreement to create or allow any of them to exist.
Event of Default has the meaning given to that term in clause 11.1.
Event of Insolvency means, in the case of a corporation, any of the following events:
(a)	(dissolution) the corporation is dissolved (whether pursuant to Chapter 5A of the Corporations Act or otherwise);

(b)	(Controller or liquidator appointed) a Controller, liquidator, provisional liquidator, trustee or administrator is appointed in respect of the corporation or any of its assets;

(c)	(steps to dissolve or appoint liquidator or administrator) an application is made to a court or a meeting is convened, or a resolution is passed (or notice is given of such meeting or resolution) or a notice is issued or any other step is taken by any person for the corporation to be wound up or dissolved or for the appointment of a liquidator, provisional liquidator, trustee or administrator to the corporation or any of its assets;

(d)	(scheme of arrangement) the corporation:
(A)	resolves to enter into, or enters into, a scheme of arrangement, a deed of company arrangement or composition with its creditors or an assignment for their benefit;

(B)	proposes or is subject to a moratorium of its debts; or

(C)	takes proceedings or actions similar to those mentioned in this paragraph as a result of which the corporation’s assets are, or are proposed to be, submitted to the control of its creditors;
(e)	(protection from creditors) the corporation seeks or obtains protection from its creditors under any statute or any other law;

(f)	(insolvent) the corporation is unable to pay all of its debts as and when they become due and payable or is deemed to be insolvent under any provision of the Corporations Act or any statute or any other law;

(g)	(attachment, distress) any attachment, distress, execution or other process is made or levied against any asset of the corporation;

(h)	(cease business) the corporation ceases to carry on all or a substantial part of its business (or threatens to do so); or

(i)	(analogous process) an event occurs in relation to the corporation which is analogous to anything referred to above or which has a substantially similar effect.

Cash Advance Facility Agreement	HENRY DAVIS YORK
Facility means the loan facility provided under clause 2.
Facilitation Agreement means an agreement so entitled on terms acceptable to the Financier relating to (among other things) the issuance of the Lender and the Harmony Facilitation Options to the Financier by 31 August 2006.
Final Repayment Date means the date specified in item 4 of schedule 1.
Governmental Agency means the Crown, a government, a government department, or a governmental, semi-governmental, statutory, administrative, parliamentary, provincial, public, municipal, local, judicial or quasi-judicial body. of either Australia or Singapore.
Harmony Facilitation Options 65,000,000 Options.
Interest Payment Date means the last day of each calendar quarter, (being 31 March, 30 June, 30 September and 31 December), and the Final Repayment Date
Interest Rate means the rate specified in item 5 of Schedule 1.
Intellectual Property means any intellectual or industrial property including:
(a)	a patent, trade mark, service mark, copyright, registered design, trade secret, domain name or confidential information; or

(b)	a licence or other right to use or to grant the use of any of the foregoing or to be the registered proprietor or user of any of the foregoing.
Lease means:
(a)	a lease, charter, bailment, hire purchase or hiring arrangement of any property;

(b)	a right to use Intellectual Property or a franchise; or

(c)	an agreement under which property is or may be used or operated by a person other than the owner.
Lender Options means 10,000,000 Options.
Letter of Offer means the letter of offer from Harmony Capital Partners Pty Ltd as agent for the Financier to the Company dated 4 May 2006.
Licence means a consent, permit or licence under any statute or any other law held or required to be held by or on behalf of the Company in connection with the Secured Property or an activity or business conducted in connection with the Secured Property.
Marketable Security has the meaning given in the Corporations Act .
Material Adverse Effect means a material adverse effect on:

Cash Advance Facility Agreement	HENRY DAVIS YORK
(a)	the assets, accounting methods, financial condition or trading position of the Company or a Related Entity of the Company;

(b)	the capacity of the Company or a Related Entity of the Company to comply on time with its obligations under any Transaction Document;

(c)	the ability of the Financier to exercise its rights under any Transaction Document;

(d)	the realisable value of the Secured Property or any asset subject to a Security Document; or

(e)	the ability of the Company to ensure that:
(i)	the Rights Issue Prospectus is issued to shareholders in accordance with all applicable laws by 31 July 2006; or

(ii)	all Options and Convertible Notes are issued and quoted on the ASX by no later than 31 August 2006.
Material Contract means the teaming agreements between the Company and the following parties:
•	Singapore Technologies Kinetic Ltd (STK) dated 28 September 2005; and

•	Electro Optic Systems Holdings Pty Limited dated 2 August 2005 (EOS).
Option means an option to subscribe for one Share to be issued on the terms set out in Annexure A and includes the Lender Options and the Harmony Facilitation Options.
Potential Event of Default means an event that on the giving of notice, lapse of time or fulfilment of any condition would be likely to become an Event of Default.
Prescribed Rate means the Interest Rate plus 3% per annum.
Principal Outstanding means, at any time, the aggregate amount of all Drawings and capitalised interest and any other amounts (if any) that are capitalised under this document, in each case which remains outstanding at that time.
Related Entity of an entity means another entity which is related to the first entity within the meaning of section 50 of the Corporations Act or is in any economic entity (as defined in any approved accounting standard) which contains the first.
Reserve Requirement means any law or official requirement, directive, policy or guideline of the Reserve Bank of Australia, any other central bank or Governmental Agency or the Bank for International Settlements (or its successor).
Rights Issue means a renounceable rights issue of convertible notes by the Company to raise a minimum of $27,500,000 on the terms as described in the Letter of Offer.
Rights Issue Document means any of:

Cash Advance Facility Agreement	HENRY DAVIS YORK
(a)	the Letter of Offer;

(b)	the Rights Issue Prospectus;

(c)	any terms and conditions of the Convertible Notes;

(d)	any agreement relating to the issue of the Options;

(e)	any other agreement to which the Company is a party in connection with the Rights Issue.
Rights Issue Proceeds means the net proceeds received by the Company in connection with the Rights Issue.
Rights Issue Prospectus means any disclosure document which the Company issues (or is required to issue under any applicable laws) in connection with the Rights Issue.
Secured Property means any asset which is subject to a Security Document.
Security Documents means:
(a)	the documents described in item 7 of schedule 1, and any Security Interest at any time which is collateral to any of them; and

(b)	such other documents as may be agreed from time to time by the Company and the Financier.
Security Interest means a charge, mortgage, pledge, bill of sale, hypothecation, lien, arrangement concerning the deposit of documents evidencing title, trust, power, title retention arrangement or any other covenant or arrangement of any nature made to secure the payment of money or the observance of an obligation or under which a creditor is entitled to claim that it has a right to receive payment, or to have an obligation owed to it satisfied, in priority to another creditor.
Share means a fully paid ordinary share in the capital of the Company.
Taxes means charges, deductions, duties (including stamp duty, financial institutions duty, transaction duty and bank account debit tax), fees, imposts, levies, taxes (including any consumption tax, goods and services tax and value added tax) and withholdings (together with any interest, penalties, fines and expenses in connection with any of them) imposed by any Government Agency (including any Singapore Government Agency).
Transaction Documents means:
(a)	this document;

(b)	the Security Documents;

(c)	any document which the Company and the Financier agree will be a Transaction Document including any documents specifically identified in item 8 of schedule 1; and

Cash Advance Facility Agreement	HENRY DAVIS YORK
(d)	any other documents contemplated by or referred to in any of those documents.
Undrawn Commitment means at any time, the aggregate of the Commitment less the Principal Outstanding at that time.
1.2	Interpretation
In this document, unless the contrary intention appears:
(a)	(variation or replacement) a reference to this document or any other document includes any variation or replacement of it;

(b)	(statutes and regulations) a reference to a statute or other law includes regulations and other instruments under it and any consolidations, amendments, re-enactments and replacements of it;

(c)	(singular and plural) the singular includes the plural and vice versa;

(d)	(gender) a reference to one gender includes each other gender;

(e)	(person) the word “person” includes a firm, corporation, body corporate, unincorporated association or Governmental Agency;

(f)	(successors) a reference to a person includes a reference to the person’s executors, administrators, legal personal representatives, successors and permitted assigns;

(g)	(joint and several) an agreement on the part of, or in favour of, two or more persons binds or is for the benefit of them and any one or more of them jointly and severally;

(h)	(party) a reference to a party means a person who is named as a party to, and is bound to comply with the provisions of, this document;

(i)	(without limitation) a reference to “includes” or “including” means “includes, without limitation” and “including, without limitation” respectively;

(j)	(defined terms) where a word or phrase is given a defined meaning in this document, the other grammatical forms of the word or phrase have a corresponding meaning;

(k)	(acts and omissions) a reference to an act includes an omission and doing an act includes executing a document;

(l)	(groups etc) a reference to any thing is a reference to the whole or any part of it and a reference to a group of persons or things is a reference to each of them individually and any two or more of them collectively; and

(m)	(rights) a reference to a right includes an interest, power, remedy, privilege and cause of action however arising.

Cash Advance Facility Agreement	HENRY DAVIS YORK
1.3	Headings

A heading is for reference only. It does not affect the meaning or interpretation of this document.

1.4	Schedules

A schedule attached to this document forms part of it.

1.5	Business Day rule

Anything required by this document to be done on a day which is not a Business Day is to be done on the preceding Business Day.

2	FACILITY AND PURPOSE

2.1	Facility
(a)	Subject to the other provisions of this document, the Financier agrees to provide a loan facility to the Company of an amount not exceeding the Commitment.

(b)	If the Company wishes to use the Facility it may do so by giving one or more requests which must be made during the Availability Period in accordance with this document.
2.2	Approved Purpose

The Company may use the Facility only for the Approved Purpose. The Financier is not obliged to enquire as to whether the Facility is used for that purpose.

3	CONDITIONS PRECEDENT

3.1	Conditions precedent to first Drawing

The Financier is not obliged to provide any financial accommodation to the Company under this document unless and until the Financier has received each of the following in form and substance satisfactory to it:
(a)	(searches, enquiries, requisitions) the results of all searches, inspections, enquiries and replies to all requisitions requested or made by the Financier or its solicitors or both;

(b)	(other authorisations) a copy of all documents evidencing any action or consent necessary to ensure that the Company is unconditionally bound by the terms and conditions of the Transaction Documents to which it is a party;

Cash Advance Facility Agreement	HENRY DAVIS YORK
(c)	(Transaction Documents) each Transaction Document duly executed and delivered and, if required by the Financier, evidence of it being duly stamped and registered;

(d)	(Lender Options) evidence that the Company has entered the Facilitation Agreement;

(e)	(third party consents) evidence that the Company has obtained all authorisations or other consents or approvals which may be required under the Material Contracts to enable the Company to enter the Transaction Documents;

(f)	(costs, charges and expenses) evidence that the Company has paid all costs, charges and expenses referred to in clause 12; and

(g)	(other) such other approvals, certificates, opinions, statutory declarations and other documents as the Financier may reasonably require.
3.2	Conditions precedent to each Drawing

The obligation of the Financier to provide any financial accommodation to the Company under this document is and remains subject to the further conditions precedent that:
(a)	(Drawdown Notice) the Financier has received a Drawdown Notice in respect of that financial accommodation;

(b)	(Drawdown Notice warranties true) the Financier is satisfied that the statements and the representations and warranties contained in the Drawdown Notice are true and not misleading and as at the date of the provision of that financial accommodation;

(c)	(Commitment) the Principal Outstanding under the Facility would not, if the Drawing were to be made, exceed the Commitment;

(d)	(no Event of Default) no Event of Default or Potential Event of Default has occurred or would result from the provision of that financial accommodation; and

(e)	(other) the Financier has received the other approvals, certificates, opinions and documents which it has reasonably required.
4	DRAWDOWN NOTICE

4.1	Drawdown Notice

If the Company requires a Drawing, then it must give a notice to the Financier by 11.00 am at least 5 clear Business Days (or such shorter period as the Financier may otherwise approve) before the proposed Drawdown Date specified in the notice.

Cash Advance Facility Agreement	HENRY DAVIS YORK
4.2	Form of Drawdown Notice

The Drawdown Notice must:
(a)	(be in prescribed form) be in the form of schedule 2 or such other form as the Financier may approve;

(b)	(be signed) be signed by an Authorised Officer of the Company;

(c)	(specify Drawdown Date) specify the proposed Drawdown Date which must be a Business Day during the relevant Availability Period;

(d)	(specify amount) specify the amount of the proposed Drawing which must be a multiple of $A500,000 and the account into which the proposed Drawing is to be paid or the payee of any cheque required to be drawn by the Financier; and

(e)	(duly completed) otherwise be duly completed to the satisfaction of the Financier.
4.3	Drawdown Notice irrevocable

The Drawdown Notice is irrevocable and is effective from the time of its actual receipt in legible form by the Financier.

4.4	Drawdown Notice for Financier’s benefit only

The requirement of the Drawdown Notice is for the Financier’s benefit only and the Financier may waive the requirement at any time and in any manner.

4.5	Deemed Drawing

Any amount (other than a Drawing) whether of interest, fees or otherwise which is capitalised under this document or otherwise comes to form part of the Principal Outstanding shall be treated as a deemed Drawing under the Facility. The Drawdown Date for the Drawing is the date of capitalisation or the date upon which the amount otherwise comes to form part of the Principal Outstanding.

5	INTEREST

5.1	Covenant to pay interest

The Company must pay interest on the daily balance of each Drawing:
(a)	from and including its Drawdown Date until the Drawing is repaid in full;

(b)	at the Prescribed Rate (subject to clause 5.2 below); and

(c)	quarterly in arrears on each Interest Payment Date.

Interest will accrue from day to day, and is to be calculated on the basis of a 365 day year (366 days in a leap year).

Cash Advance Facility Agreement	HENRY DAVIS YORK
5.2	Interest in absence of default

If the Company pays to the Financier the amount due under clause 5.1 for a particular Drawing on the Interest Payment Date for that amount and no Event of Default or Potential Event of Default has occurred, then the Financier will, notwithstanding clause 5.1, accept interest for that Drawing at the Interest Rate.

5.3	Undertaking to pay interest on overdue amounts

Without affecting the Company’s obligation to pay any amount owing under or in connection with this document when due, the Company must pay interest on any amount which is not paid to the Financier on time:
(a)	at the Prescribed Rate;

(b)	calculated by the Financier for each day that the amount is payable but unpaid;

(c)	calculated on daily balances and on the basis of a 365 day year (366 days in a leap year); and

(d)	on the date of a demand for payment from the Financier to the Company.
5.4	Capitalisation of interest

Without affecting the Company’s obligation to pay any amount owing under or in connection with this document when due, interest that is not paid when due under this document may be capitalised by the Financier at such intervals as the Financier elects. If no election is made, it is to be capitalised monthly.

5.5	Merger

If the obligation of the Company to pay any amount under this document becomes merged in any agreement, judgment, order or other document, then the Company must pay interest on the amount owing from time to time under that agreement, judgment, order or other document at the Prescribed Rate or the rate fixed by or payable under that agreement, judgment, order or other document (whichever is higher).

6	PREPAYMENT AND CANCELLATION

6.1	Prepayment

In addition to making the repayments required by any other clause of this document which requires or permits payment or repayment at an earlier date, the Company may prepay any Drawing in accordance with this clause 6.1 and must make the prepayment required in clause 6.3.

Cash Advance Facility Agreement	HENRY DAVIS YORK
6.2	Prepayment mechanics

The Company may:
(a)	at any time;

(b)	on giving not less than 5 Business Days’ prior notice to the Financier specifying the proposed prepayment date and the amount of the proposed prepayment which must, in the case of a partial prepayment, be at least $500,000 and an integral multiple of $500,000 or such other amount agreed by the Financier; and

(c)	subject to clauses 6.3 and 6.5, without premium or penalty,
prepay all or part of any Drawing, as the case may be, in accordance with the notice given by the Company together with interest on that prepaid Drawing or part of it, as the case may be, up to that date as well as any Break Costs associated with the repayment.
6.3	Proceeds of the Rights Issue

The Company must:
(a)	within 1 Business Day of the closing date for acceptance of the Rights Issue, notify the Financier of the anticipated Rights Issue Proceeds and give the Financier notice of its intention to prepay the Facility under this clause 6.3; and

(b)	apply the Rights Issue Proceeds to prepay the Principal Outstanding such prepayment to be made promptly on receipt of those proceeds.
The Commitment will be reduced by the amount of the Rights Issue Proceeds received by the Company. The Commitment will be reduced to zero where the Rights Issue Proceeds exceed the Commitment.

6.4	Prepayments not available to be re-borrowed

Any prepayment notice given under clause 6.2 or 6.3 is irrevocable and any Drawing which is prepaid in accordance with this document may not be re-borrowed.

6.5	Prepayment indemnity

If the Company repays or prepays all or part of any Drawing on a day which is not the Final Repayment Date then the Company must pay to the Financier an amount, as certified by the Financier in writing, to be necessary to indemnify the Financier against any liability or loss arising from, and any costs, charges and expenses incurred in connection with, that Drawing or the relevant part of it being repaid, including liability, loss, costs, charges, Taxes, Break Costs or expenses:
(a)	on account of lost profits;

(b)	on account of funds borrowed, contracted for or used to fund the Drawing or the relevant part of it, as the case may be; and

Cash Advance Facility Agreement	HENRY DAVIS YORK
(c)	in connection with the variation, termination or closing out of any loans, swap agreements, fixed interest rate funding arrangements, hedge contracts, forward purchase contracts or any other contracts arranged or used by the Financier for the purpose of or in connection with funding, providing or maintaining the Drawing or the relevant part of it.
This Clause 6.5 applies to any payment or repayment made under this document, including under clauses 6.2, 11.2 or 14.1 but not 6.3.

6.6	Cancellation

The Company may not cancel the whole or any part of the Commitment unless the Financier otherwise agrees.

7	REPAYMENT

Subject to the other provisions of this document, the Company must repay to the Financier on the Final Repayment Date:
(a)	the Principal Outstanding; and

(b)	all interest, fees and other money payable to the Financier under the Transaction Documents (including, without limitation, all money payable under clause 6 or clause 8 of this document).
8	FEES

8.1	Undrawn Commitment Fee

The Company must pay to the Financier quarterly in arrears on each Interest Payment Date an undrawn commitment fee at the rate specified in item 5 of schedule 1.The undrawn commitment fee will be calculated in respect of each day from (and including) the date of this document or the previous Interest Payment Date, as the case may be, to (but excluding) the Interest Payment Date (except that the undrawn commitment fee to be paid on the Final Repayment Date is to be calculated to include that date).

9	COMPANY’S REPRESENTATIONS AND WARRANTIES

9.1	General representations and warranties

The Company represents and warrants that:
(a)	(power) it has power to enter into, and comply with its obligations under, the Transaction Documents to which it is a party;

Cash Advance Facility Agreement	HENRY DAVIS YORK
(b)	(valid obligations) each of its obligations under the Transaction Documents to which it is a party constitute its binding obligations and are completely and lawfully enforceable against it in accordance with their terms;

(c)	(authorisations) it has in full force and effect the Authorisations necessary to enter into the Transaction Documents to which it is a party, comply with its obligations under them and allow them to be enforced;

(d)	(no contravention) it is not, and will not by entering into the Transaction Documents to which it is a party and the transactions under them, be in contravention of any law, regulation, obligation, undertaking, deed, warranty or any directive of any Governmental Agency;

(e)	(disclosure) it has fully disclosed in writing to the Financier all facts of which it has knowledge or which it possesses which are material to the Financier’s assessment of the nature and degree of risk undertaken by it in granting financial accommodation to the Company and in entering into the Transaction Documents;

(f)	(accuracy of information) all information disclosed to the Financier by or on behalf of the Company in connection with the Transaction Documents (including disclosures through the due diligence referred to in the Letter of Offer and the Accounts and other financial information provided under clause 10.2) is not incorrect or misleading in any respect;

(g)	(no proceedings) there is no impending or threatened proceeding, suit enquiry or other action which may affect it or any of its assets before any tribunal, court, commission, or Governmental Agency;

(h)	(not trustee) it is not the trustee of any trust or settlement which has not been disclosed to the Financier in writing and agreed to by the Financier in writing;

(i)	(no material adverse change) there has been no material adverse change in its assets, accounting methods, financial position or trading position since the date on which it last submitted to the Financier any information in relation to its financial affairs;

(j)	(no Event of Insolvency) no Event of Insolvency has occurred or would be likely to occur as a result of any party (other than the Financier) entering into the Transaction Documents to which it is a party and complying with its obligations under them;

(k)	(no Event of Default) no Event of Default or Potential Event of Default has occurred;

(l)	(corporate existence) if it is a corporation, it has been duly incorporated as a company limited by shares under the Corporations Act and is validly existing under those laws and has power and authority to carry on its business as it is now being conducted;

Cash Advance Facility Agreement	HENRY DAVIS YORK
(m)	(filings under the Corporations Act) if it is a corporation, it has filed with ASIC all corporate notices and other documents as required by the Corporations Act and all such filings are complete and accurate; and

(n)	(benefit) if it is a corporation, it will receive reasonable commercial benefits by reason of the execution and delivery of the Transaction Documents to which it is a party.
9.2	Repetition

The representations and warranties in clause 9.1 are taken to be made also:
(a)	(each drawdown date) on each day the Financier provides financial accommodation to or at the Company’s request; and

(b)	(monthly) on the last Business Day of each month after the date of this document.
9.3	Reliance

The Company acknowledges that the Financier is granting or agreeing to grant financial accommodation to or at the Company’s request in reliance on the representations and warranties in clause 9.1.

10	UNDERTAKINGS FROM THE COMPANY

10.1	General

The Company must:
(a)	(comply with obligations) comply with all its obligations under the Transaction Documents and the Rights Issue Documents;

(b)	(obtain Authorisations) obtain, keep in force and comply with the terms of all Authorisations necessary to enable the Company to enter into the Transaction Documents and the Rights Issue Documents, fully comply with its obligations under them and allow them to be enforced;

(c)	(comply with laws) comply with all laws binding on it or any of its assets and all requirements or orders of any Governmental Agency;

(d)	(maintain written financial records) maintain written financial records which record correctly its transactions and financial position and performance;

(e)	(provision of information) provide the Financier with any information the Financier reasonably requests (including information relating to the performance of the Company’s obligations under the Transaction Documents and information relating to the Company’s assets, accounting methods or financial position) promptly on being requested to do so;

(f)	(Event of Default) ensure that no Event of Default occurs;

Cash Advance Facility Agreement	HENRY DAVIS YORK
(g)	(give notice) give notice to the Financier as soon as it becomes aware of any Event of Default, Potential Event of Default or any event or series of events (whether related or not) which may adversely affect the Company’s ability to perform its obligations under the Transaction Documents or the Rights Issue Documents;

(h)	(issue of Options) issue the Lender Options to the Financier on the earlier of:
(i)	31 August 2006 or such later date as the parties agree; and

(ii)	the date of the issue of Convertible Notes in accordance with the disclosure document for the Rights Issue, in consideration of the Financier entering into this document;
(i)	(Rights Issue Prospectus) use its best endeavours to ensure that the Rights Issue Prospectus is issued to shareholders by no later than 31 July 2006 or such later date as the parties agree in accordance with all applicable laws;

(j)	(compliance with law) comply with all laws of and incidental to the Rights Issue and use its best endeavours to obtain all Authorisations necessary for the commencement and due completion of the Rights Issue;

(k)	(Completion of Rights Issue) use its best endeavours to ensure that the Rights Issue is completed and that all Options and Convertible Notes are duly issued by no later than 31 August 2006 or such later date as the parties agree; and

(l)	(ASX Quotation) use its best endeavours to ensure that the Convertible Notes and all Options are quoted by ASX by no later than 31 August 2006 or such later date as the parties agree.
10.2	Reporting
(a)	(Accounts) The Company must give the Financier copies of its consolidated and unconsolidated annual Accounts, as soon as possible after its annual balance date (and at the latest, 120 days after that date). Such Accounts must be:
(i)	certified by two directors of the Company as an accurate and complete statement of its financial position; and

(ii)	if requested by the Financier, audited by an auditor approved by the Financier.
(b)	(cashflow report) Prior to each of its annual balance dates the Company must give the Financier a report (certified by two directors of the Company as an accurate report) setting out details of its expected cashflows for the next financial year and the underlying assumptions.

Cash Advance Facility Agreement	HENRY DAVIS YORK
(c)	(other information) Such other information relating to business and operations of the Company (including the commercialisation of the key technology of the Company) as the Financier may request from time to time.
10.3	Negative undertakings
The Company must not do any of the following things without the Financier’s prior approval;
(a)	(permit Event of Default) cause or permit any Event of Default to occur;

(b)	(grant Encumbrance) grant any Encumbrance (other than any lien arising by operation of law) in respect of any of its assets or undertaking;

(c)	(lease or sell) lease, sell or otherwise deal with (or agree to lease, sell or deal with any part of the Secured Property) or enter into any document, contract or agreement in connection with any part of the Secured Property except for disposals of individual items of equipment in the ordinary course of business where the value of the equipment sold does not exceed $50,000;

(d)	(Approved Purpose) use the Facility otherwise than for the Approved Purpose;

(e)	(make Distributions) make any Distribution;

(f)	(grant leases etc) other than in the ordinary course of business, grant, vary, terminate, accept a surrender of or waive any rights under, any Lease or Licence to use or occupy the Secured Property or cause or permit the rent or licence fee payable under any such Lease or Licence to be determined;

(g)	(obtain protection) take steps to obtain protection under any statute or any other law which allows or causes the Company’s rights in connection with the Secured Property to be prejudiced;

(h)	(Variation of Material Contracts)
(i)	amend or vary a Material Contract, or consent to any amendment or variation of a Material Contract;

(ii)	cancel, terminate, release, surrender, accept repudiation, repudiate, rescind, avoid or discharge (except by performance) all or part of a Material Contract;

(iii)	waive, extend or grant time or indulgence in respect of, any provision of a Material Contract; or

(iv)	do or permit anything which would enable or give grounds to another party to do
(i)	(change business) materially change the nature of its business;

Cash Advance Facility Agreement	HENRY DAVIS YORK
(j)	(other transactions) enter any transaction other than on arm’s length commercial terms and for valuable commercial consideration; or

(k)	(prejudicially affect value or the Financier’s rights) otherwise do or permit anything to be done as a result of which:
(i)	the realisable value of the Secured Property is or may be reduced; or

(ii)	the Financier rights under any Transaction Document are or may be prejudiced.
11	FINANCIER’S RIGHTS ON DEFAULT

11.1	Events of Default

An Event of Default occurs if:
(a)	(Transaction Documents — monetary obligation) the Company does not pay any amount payable by it under this document on time and in the manner in which the Company has agreed to pay it;

(b)	(other monetary obligation not complied with) any other monetary obligation of the Company in an amount of $50,000 or more to any person, whether actual, contingent or otherwise:
(i)	is not satisfied on time; or

(ii)	becomes due and payable or can be rendered due and payable before its stated date of maturity other than due to a voluntary prepayment;
(c)	(Event of Insolvency) an Event of Insolvency occurs in connection with the Company;

(d)	(breach of representation or warranty) a representation or warranty made or taken to be made by the Company in any Transaction Document or elsewhere is incorrect or misleading when made or taken to be made;

(e)	(enforcement against Secured Property of the Company) an Encumbrance, judgment or order becomes enforceable, is enforced or is sought to be enforced against the Secured Property, the Company or its assets;

(f)	(appointment of Controller) a Controller is appointed in respect of the Company’s assets or undertaking;

(g)	(floating Security Interest crystallises) a floating Security Interest over any of the Company’s assets or undertaking crystallises;

Cash Advance Facility Agreement	HENRY DAVIS YORK
(h)	(provision of Transaction Document void) a provision of a Transaction Document is or becomes wholly or partly void, voidable or unenforceable or is claimed to be so by a person other than the Financier;

(i)	(Material Adverse Effect) an event, circumstance or omission or series of events circumstances or omissions (whether related or not) occurs or takes place which, in the opinion of the Financier has or may have a Material Adverse Effect;

(j)	(reduction of capital and changes to constituent documents) without the Financier’s consent:
(i)	the Company reduces or attempts to reduce its capital or passes a resolution referred to in section 254N(1) or 260B of the Corporations Act; or

(ii)	an amendment is made to the Company’s constituent documents which limits the Company’s capacity or its directors’ powers,
(k)	(change in Control) if the Company is a corporation, there is in the Financier’s opinion a material change in the Control, ownership or management of the Company without the Financier’s consent which negatively affects the Company’s ability to meet its financial obligations under the Convertible Notes or this document;

(l)	(breach of undertaking) the Company does not comply on time with undertaking it has given to the Financier;

(m)	(events re Related Entity) any of the events described in (b), (c), (e), (f), above occurs in connection with a Related Entity of the Company;

(n)	(Security Documents enforceable) an event of default however described occurs under a Security Document, or a Security Document otherwise becomes enforceable;

(o)	(cash held) cash held in the Company’s bank accounts or in Marketable Securities falls below the levels set out in the following table:

Period	Minimum Cash Balance
Subscription to 31 Dec 06	A$22.5 million
1 Jan 07 to 30 June 07	A$19.5 million
1 July 07 to 31 Dec 07	A$15 million
1 Jan 08 to 30 June 08	A$12.5 million
1 July 08 to 31 Dec 08	A$7.5 million
(p)	(material contract) any Material Contract is breached , terminated, able to be terminated or found to be void or voidable;

Cash Advance Facility Agreement	HENRY DAVIS YORK
(q)	(commercialisation of technology) the process of commercialisation of the key technology of the Company failing to achieve the following milestones to the satisfaction of the Financier:
(i)	two (2) fully functional prototypes of stabilized remotely operable weapons systems including an Electro Optic Systems electronic fire control system and a Metal Storm ballistic weapon, as defined in the Teaming Agreement between Electro Optic Systems Pty Ltd and Metal Storm Ltd. dated August 2, 2005 (subsequently named the Redback System), are assembled and ready for inspection by representatives of the Financier and customers before 30 June 2007;

(ii)	two (2) fully functional prototype units of the Three Shot Grenade Launcher (known as the “3GL”) are assembled and ready for inspection by representatives of the Financier and customers before 30 June 2007; and

(iii)	a successful live test firing of low velocity air burst rounds and low velocity high explosive rounds suitable for Metal Storm Ballistic Weapons in conjunction Singapore Technologies Kinetics Ltd (as defined in the Teaming Agreement between Metal Storm Ltd and Singapore Technologies Kinetics Ltd. dated 28 September 2005) before 30 June 2007;
(r)	(authorisations) the Company or a Related Entity of the Company fails to obtain or preserve any and all Authorisations, Licences, Leases or Intellectual Property which is material to its business operations;

(s)	(litigation) the Company or a Related Entity of the Company engages in or otherwise becomes a party to or the subject of any litigation, dispute or challenge in relation to any Intellectual Property, Licenses or Leases which is, or potentially is materially adverse to the Company’s or a Related Entity’s business operations;

(t)	(other obligations) the Company or a Related Entity of the Company does not comply on time with any other obligation imposed on it by:
(i)	any Transaction Document;

(ii)	any Rights Issue Document

(iii)	any other document or agreement between the Financier and the Company or the Related Entity of the Company; or

(iv)	any law;
(u)	(Issue of Options) the Company does not issue the Lender Options to the Financier by 31 August 2006 or such later date as the parties agree;

(v)	(Rights Issue Prospectus) the Rights Issue Prospectus is not issued to shareholders in accordance with all applicable laws by 31 July 2006 or such later date as the parties agree;

Cash Advance Facility Agreement	HENRY DAVIS YORK
(w)	(Completion of Rights Issue) the Rights Issue is not completed and Options and Convertible Notes are not issued by 31 August 2006 or such later date as the parties agree; or

(x)	(ASX Quotation) the Convertible Notes and Options are not quoted ASX by 31 August 2006 or such later date as the parties agree.
11.2	Powers on default

Upon the occurrence of an Event of Default and at any time thereafter the Financier may by notice to the Company do any one or more of the following:
(a)	(accelerate debt) declare that:
(i)	the Principal Outstanding; and

(ii)	all interest, fees and all other money payable to the Financier under or in connection with the Transaction Documents, are either:
(iii)	immediately payable; or

(iv)	payable on demand,
in which case they will become so;
(b)	(terminate Financier’s obligations) terminate any of the Financier’s obligations under the Transaction Documents which are specified in the notice.
12	COSTS AND EXPENSES
The Company must pay or, to the extent already paid by the Financier, reimburse the Financier on demand for all:
12.1	(costs, charges, etc) costs, charges and expenses incurred by the Financier, its agents, contractors and employees in connection with:
(a)	the preparation, negotiation, execution, stamping and registration of the Transaction Documents;

(b)	any consent or waiver, or any request for consent or waiver (whether or not given), under the Transaction Documents or the variation or discharge of it;

(c)	the occurrence of any Event of Default or Potential Event of Default;

(d)	a payment being made by the Company in any currency other than the currency in which the payment was due to be made;

Cash Advance Facility Agreement	HENRY DAVIS YORK
(e)	the exercise, enforcement or protection (or any attempt to exercise, enforce or protect) any of its rights under the Transaction Documents including any expenses incurred in employing or retaining any consultant or valuer or other professional or technical person; and

(f)	a payment, settlement, transaction, transfer or any other dealing being an Avoided Transaction, including, in each case, legal costs and expenses on a solicitor and own client basis or a full indemnity basis, whichever is the higher.

12.2	(Taxes) Taxes, registration and other fees, and account charges by the Financier, in each case, including fines and penalties for late payment, arising directly or indirectly in connection with the execution, delivery or compliance with the Transaction Documents, any payment, receipt or supply in relation to them and any transactions contemplated by them.

13	PAYMENTS

13.1	Payments

The Company must make all payments under this document:
(a)	(manner of payment) in immediately available funds in Australian dollars;

(b)	(time for payment) not later than 11.00 am (local time in the place of payment) on the due date;

(c)	(direction for payment) to the account specified by the Financier to the Company or as the Financier otherwise directs from time to time for the purposes of this document; and

(d)	(without counterclaim) without any counterclaim, deduction, withholding or set-off unless a law compels the Company to do so.
13.2	Deduction and withholdings

If a law compels the Company to make a deduction, withholding or set-off (including any interest withholding tax which may be payable in connection with the Transaction Documents, then it must:
(a)	(minimum deduction) ensure that deduction, withholding or set-off does not exceed the minimum amount required by law; and

(b)	(increase payment) increase the amount of the payment to the Financier to an amount which will result in the receipt by the Financier of the full amount which would have been payable to the Financier if no deduction, withholding or set-off had been required.

Cash Advance Facility Agreement	HENRY DAVIS YORK
13.3	Currency

If a payment is due in a currency and the Financier receives payment in a different currency, then the Financier may convert the amount received into the due currency at the exchange rate at which the Financier is able to purchase the due currency with the amount received at the time of its receipt. The Financier may make any number of currency conversions into any number of currencies in order to do so. The Company satisfies its obligation to pay in the due currency only to the extent of the amount of the due currency ultimately purchased by the Financier after deducting the costs of any such conversions.

13.4	Goods and Services Tax
(a)	All amounts paid or payable to the Financier under this document (including amounts payable under this clause) are expressed on a GST exclusive basis.

(b)	If the Financier makes a taxable supply under this document to another party, that other party (the Recipient) must pay the Financier, in addition to the GST exclusive consideration, a further amount on account of GST, such amount to be:
(i)	calculated by multiplying the GST-exclusive consideration by the prevailing GST rate; and

(ii)	payable by the Recipient to the Financier at the same time and in the same manner as the GST-exclusive consideration for that taxable supply.
(c)	The Financier must give to the Recipient a tax invoice for any taxable supply made by the Financier under this document, promptly on request.

(d)	If a party to this document is under an obligation to indemnify or reimburse the Financier in relation to a taxable supply to the Financier by any third party, the amount so payable to the Financier will be reduced by the amount of the input tax credit (if any) which the Financier is entitled to receive in relation to that taxable supply.

(e)	In this clause 13.4, each of GST, taxable supply, tax invoice and input tax credit has the meaning given in section 195-1 of A New Tax System (Goods and Services Tax) Act 1999 (Ch).
13.5	Application of Money

Unless the right is excluded in a Transaction Document, the Financier may apply money paid by the Company in satisfaction of such obligations of the Company under any Transaction Document as the Financier may determine in its discretion.

Cash Advance Facility Agreement	HENRY DAVIS YORK
14	ILLEGALITY AND INCREASED COSTS

14.1	Illegality

If as a result of a change in a present or future Reserve Requirement, law or regulation, or the official interpretation or implementation of any of them, the Financier determines that it is impossible or contrary to a Reserve Requirement, law or regulation:
(a)	for the Financier to maintain the Facility or comply with its obligations under any Transaction Document; or

(b)	for a person (including the Financier) to observe or remain bound by any transaction entered into by the Financier for the purpose of putting the Financier in funds to allow it to provide or maintain all or any of the Facility, then the Financier upon giving notice to the Company is released from all of its obligations under the Transaction Documents and the Company must, within 5 Business Days of the notice, prepay to the Financier:
(c)	the aggregate Principal Outstanding; and

(d)	all interest, fees and other money payable to the Financier under or in connection with the Transaction Documents.
14.2	Increased costs

If as a result of a present or future Reserve Requirement, law, regulation or Taxes or the interpretation or implementation of any of them, the Financier determines that there is a direct or indirect:
(a)	increase in any cost to the Financier (or any Related Entity of it):
(i)	of funding, maintaining or providing the Facility; or

(ii)	because the Financier (or any Related Entity of it) is not allowed to claim an input tax credit, or is allowed to claim only a reduced input tax credit, for any Taxes paid in connection with the purchase by, or supply to, the Financier (or any Related Entity of it), of any thing; or
(b)	reduction in any effective return to, or in any amount receivable or received by, the Financier (or any Related Entity of it) under or in connection with the Facility, then the Company must on demand pay to the Financier such amounts as the Financier states are necessary to compensate it (or any Related Entity of it) for the increased cost or reduction in effective return or amount.

Cash Advance Facility Agreement	HENRY DAVIS YORK
15	NOTICES

15.1	Notices

Any notice, demand, consent or other communication given or made under this document or any Transaction Document must be:
(a)	(writing) in writing and clearly readable;

(b)	(signature) signed by the party giving or making it (or signed on that party’s behalf by its Authorised Officer); and

(c)	(address) left at the address of the recipient, or sent by prepaid ordinary post to that address or sent to the facsimile number of the recipient, as specified in each case in item 1 or item 2 of schedule 1.
15.2	Change of address

A party may change its address or facsimile number for the purpose of service of notices, by giving notice of that change to each other party in accordance with the provisions of clause 15.1.

15.3	Receipt

Proof of posting or delivery of a letter or of dispatch of a facsimile is proof of receipt:
(a)	(post) in the case of a document sent by prepaid ordinary post: on the second Business Day after the date of posting;

(b)	(delivery) in the case of a document left at the address: on the day and at the time at which delivery was made; and

(c)	(facsimile) in the case of a facsimile: on the day and at the time at which the transmitting facsimile machine indicates that the facsimile was sent in its entirety to the facsimile number of the recipient for the purposes of this clause.
16	GENERAL

16.1	Certificates

A certificate signed by the Financier or an Authorised Officer of the Financier stating:
(a)	(money payable) the amount of any money owing or payable to the Financier under this document or under any Transaction Document; or

(b)	(other) anything else relevant to the establishment of any of the Financier’s rights or the Company’s liabilities under this document or any Transaction Document, is prima facie evidence of the truth of its contents.

Cash Advance Facility Agreement	HENRY DAVIS YORK
16.2	Reinstatement of rights

If a payment, settlement, transaction, transfer or any other dealing in connection with this document or any other Transaction Document or the Secured Property is avoided for any reason, including:
(a)	(bankruptcy or insolvency) as a result of any law relating to bankruptcy, insolvency or the protection of creditors; or

(b)	(legal limitation) any legal limitation, disability or incapacity of or affecting any person, then, notwithstanding that anything was or ought to have been within the Financier’s knowledge,
(c)	(Company’s liability) the Company’s liability under this document (and in particular the amount of Principal Outstanding and any other money owing or payable to the Financier under this document) and the Financier’s rights are the same as if the Avoided Transaction had not taken place;

(d)	(restoration by Company) the Company must immediately do all things to satisfactorily restore to the Financier any Security Interest held by it immediately before the Avoided Transaction took place; and

(e)	(recovery from Company) the Financier may recover from the Company all charges, costs and expenses (including legal costs on the basis set out in clause 12) and Taxes incurred by it in connection with the Avoided Transaction in addition to any other money recoverable by it from the Company.
16.3	Application of statutes

All legislation which:
(a)	(affects Company) affects in the Company’s favour any obligation under or in connection with this document or any Transaction Document; or

(b)	(Company’s rights) delays, prevents or prejudicially affects the exercise by the Financier, an Attorney or a Receiver of any right, is, to the extent permitted by law, excluded from applying to this document and all Transaction Documents.
16.4	Rights
(a)	(cumulative rights) The Financier’s rights in this document and all Transaction Documents are cumulative with and do not exclude any other right.

(b)	(exercise of rights by the Financier) The Financier may exercise or not exercise a right (including the making or not making of any determination) under any Transaction Document in its absolute discretion and the Financier is not required to give any reasons for its decision.

Cash Advance Facility Agreement	HENRY DAVIS YORK
(c)	(the Financier not liable for loss) The Financier is not liable for any loss arising out of or in connection with its omission under any Transaction Document to exercise any right or to make any determination, or any delay in exercising any right or in making any determination, or the exercise or partial exercise of any right.

(d)	(enforcement by the Financier) To the extent permitted by law, the Financier may enforce or act on a breach of the Company’s obligations despite the termination of the agreement recorded in this document or any Transaction Document.
16.5	Waivers, variations and consents
(a)	(in writing) Any waiver or consent by the Financier under any Transaction Document is effective only if it is in writing signed by or on behalf of the Financier and then only to the extent expressly stated in writing and in the specific instance and for the specific purpose for which it is given.

(b)	(no waiver) No failure on the part of the Financier to exercise, or delay on its part in exercising, any of its rights under any Transaction Document operates as a waiver of them.

(c)	(exercise of rights) A single or partial exercise of any right by the Financier does not preclude any further or other exercise of that right or the exercise of any other rights.

(d)	(variations in writing) No provision of any Transaction Document or right conferred by any of them can be varied except in writing signed by the parties.
16.6	Time of the essence

Time is of the essence in respect of all obligations of the Company to pay money under any Transaction Document.

16.7	Invalidity

If any part of this document is for any reason unenforceable that part is to be read down to the extent necessary to preserve its operation and if it cannot be read down it is to be severed.

16.8	Assigning and encumbering rights
(a)	(the Financier) The Financier may without the Company’s consent:
(i)	assign to any person its rights under this document or any Transaction Document; or

(ii)	create or allow to exist any Security Interest over its rights under this document or any Transaction Document.
(b)	(Company) The Company must not assign any of its rights under this document or grant or allow to exist any Security Interest over any of those rights without the Financier’s consent.

Cash Advance Facility Agreement	HENRY DAVIS YORK
16.9	Confidentiality
(a)	The Financier must keep confidential the Confidential Information.

(b)	The Company irrevocably consents and agrees to the Financier providing Confidential Information and information concerning the Company only:
(i)	(disclosure) to a person who is:
(A)	an assignee or potential assignee of;

(B)	a beneficiary or potential beneficiary of;

(C)	a participant or potential participant in; or

(D)	the holder or potential holder of a Security Interest over,
the Financier’s rights under a Transaction Document, provided that the recipient of any Confidential Information agrees to provide the Financier an equivalent confidentiality undertaking to clause 16.9(a);
(ii)	(required by law) if required by law;

(iii)	(publicly available) if the information is publicly available; or

(iv)	(duty to disclose) if the Financier is under a public duty to disclose the information.
16.10	No merger

None of the rights or obligations of the parties merge on completion of any transaction under this document but survive the execution and delivery of any assignment or instrument entered into in implementation of any transaction.

16.11	Set-off

If the Company does not pay on time any amount payable by the Company to the Financier under any Transaction Document, then the Company authorises the Financier:
(a)	(application) to apply any credit balance in any currency in any account of the Company with any branch or office of the Financier towards satisfaction of that amount; and

(b)	(authorisation) in the name of the Company or the Financier, to do anything including:
(i)	execute any document; and

(ii)	effect any currency conversion,
which may be required to make any application under clause 16.11(a).

Cash Advance Facility Agreement	HENRY DAVIS YORK
16.12	Further assurances

The Company must do anything required by the Financier to bind the Company and its successors under this document and to otherwise perfect the Financier’s rights under this document or any other Transaction Document.

16.13	Governing law and jurisdiction

This document is governed by the law of the State or Territory specified in item 9 of schedule 1 and the parties submit to the non-exclusive jurisdiction of its courts.

16.14	Counterparts

If this document is signed in counterparts, then:
(a)	each is deemed an original; and

(b)	together they constitute one document.

Cash Advance Facility Agreement	HENRY DAVIS YORK
Schedule 1
(Details of Facility)

item 1:	Details of Company and Address for Service of Notices (clause 15)

	Name:	Metal Storm Limited

	ACN:	064 270 006

	Address:	Central Plaza One, Level 34, 345 Queen Street, Brisbane QLD 4000

	Attention:	Company Secretary

	Facsimile Number:	+61 7 3221 9788

item 2:	Details of Financier and Address for Service of Notices (clause 15)

	Name:	Harmony Investment Fund Limited

	Company Registration No.	CB-150702

	Address:	c/o Harmony Capital Partners Pte Limited
16 Raffles Quay
#40-01 Hong Leong Building
Singapore
048581

	Attention:	The Managing Director

	Facsimile No:	+ 65 6720 1688

item 3:	Facility and Purpose (Clause 2)

	Commitment:	A$5,000,000

	Availability Period:	To the date which is 5 Business Days prior to the Final Repayment Date.

	Approved Purpose:	To meet general working capital requirements of the Company, pending completion of the Rights Issue

Cash Advance Facility Agreement	HENRY DAVIS YORK

item 4:	Repayment: (Clause 7)

	Final Repayment Date	One year from the earlier to occur of:
•	the date of the first drawing under this document; or

•	31 August 2006,

item 5:	Interest and Fees: (Clause 8)

	Interest Rate	10% per annum

	Undrawn Commitment Fee:	2% per annum of the Undrawn Commitment

item 7:	Security Documents (Clause 1.1 - Definition):

The Security Documents include the following:
•	the Charge

item 8:	Transaction Document (Clause 1.1 - Definition):

The Transaction Documents include the following:
•	The Facilitation Agreement

Item 9:	Governing Law (Clause 16.13)

	State/Territory	New South Wales

Cash Advance Facility Agreement	HENRY DAVIS YORK
Schedule 2
Drawdown Notice
(Clause 4)

To:	Harmony Capital Partners Pte Limited
Singapore Registration No. 200509326W
On behalf of
Harmony Investment Fund Limited, a company incorporated in Cayman Islands, with Company Registration No. CB-150702, c/o Campbell Corporate Services, 4th Floor Scotia Centre, PO Box 268, George Town, Grand Cayman, Cayman Islands (Financier)
Attention: Vincent Ng / Suresh Withana
Dear Sirs
Facility Agreement between Harmony Investment Fund Limited and Metal Storm Limited (Facility Agreement)
The Company gives you irrevocable notice pursuant to [clause 4.1] of the Facility Agreement that it wishes to make a Drawing.
The particulars required under [clause 4.2] of the Facility Agreement are as follows:
(a)	the proposed Drawdown Date is [ ];

(b)	the amount of the proposed Drawing is $[ ];

(c)	the account into which the proposed Drawing is to be paid is account no. [ ] in the name of [ ] at the [ ] branch of [ ] OR the payee to whom the Drawing is to be paid is [ ] *; and

(d)	the purpose for which the proposed Drawing is required is an Approved Purpose.
The Company represents and warrants that the representations and warranties set out in [clause 9.1] of the Facility Agreement are true and not misleading as at the date of this notice and that each of them will be true and not misleading as at the Drawdown Date.
A term which has a defined meaning in the Facility Agreement will have the same meaning in this Drawdown Notice.
Yours faithfully

Name:
Authorised Officer of the Company

* Delete whichever is inapplicable

Cash Advance Facility Agreement	HENRY DAVIS YORK
Signed as an agreement on 16 June 2006

Executed for and on behalf of Metal Storm Limited ACN 064 270 006 by its duly authorised officers

/s/ JAMES D. MACDONALD Signature of secretary	/s/ TERENCE J. O’DWYER Signature of director

James Donald MacDonald	Terence James O’Dwyer
Print name	Print name

Executed for and on behalf of Harmony Investment Fund Limited by its duly authorised officer

/s/ SURESH WITHANA Signature of authorised officer

Suresh Withana
Print name

Annexure A to Cash Advance Facility Agreement
Option terms for New Options of Metal Storm Limited to be issued in accordance with term sheet for Harmony proposal
Options will be issued by Metal Storm Limited (Company) on the following basis:
(a)	New options will be issued on the basis of:
(i)	one option for every two convertible notes allotted pursuant to the convertible notes rights issue (Convertible Notes) at no additional consideration (Convertible Note Options);

(ii)	10,000,000 options to Harmony Investment Fund Limited (Harmony) at the earlier of completion of the Convertible Notes rights issue or [31 August 2006] or such later date as the Company and Harmony agree, in consideration of Harmony providing the Company a working capital facility (Lender Options); and

(iii)	65,000,000 options to Harmony at the completion of the Convertible Notes rights issue in consideration of Harmony agreeing to sub-underwrite the Convertible Notes rights issue (Facilitation Options),

(collectively, New Options).
(b)	Each New Option entitles the holder to subscribe for one fully paid ordinary share in the capital of the Company (Share) upon exercise of the New Option and payment of the Exercise Price (defined below).

(c)	Each New Option is exercisable at $0.165 (Exercise Price), payable in full on exercise of the New Option.

(d)	The New Options expire at 5pm Australian Eastern Standard Time on the date which is three years from the date of issue of the New Options (Expiry Date).

(e)	The Company must give the holder of each New Option a certificate or holding statement stating:
(i)	the number of New Options issued to each holder;

(ii)	the Exercise Price of the New Options; and

(iii)	the date of issue of the New Options.

(f)	Holders may exercise New Options in whole or in part at any time prior to the Expiry Date. Any New Option not exercised, automatically expires on the Expiry Date.

(g)	New Options may only be exercised by the delivery to the registered office of the Company or the share registry of a notice in writing (Exercise Notice – set out in Annexure A) stating the intention of the holder to:
(i)	exercise all or a specified number of New Options; and

(ii)	pay the Exercise Price in full for the exercise of each such New Option.
(h)	The Exercise Notice must be accompanied by the certificate or holding statement for the New Options being exercised, and a cheque made payable to the Company for the Exercise Price for the New Options being exercised.

(i)	The New Options will be deemed to have been exercised on the date the Exercise Notice is received by the Company or the share registry.

(j)	The Company will allot the Shares to which a holder is entitled following exercise of New Options and deliver a holding statement with respect to such Shares within the timeframe required by the Listing Rules.

(k)	The exercise of only some New Options will not affect the rights of the holder to the balance of the New Options held by them.

(l)	If the holder of the New Options exercises less than the total number of New Options registered in the holder’s name:
(i)	the holder of the New Options must surrender its New Option certificate, if one has been issued by the Company; and

(ii)	the Company must cancel the certificate and issue the holder of the New Options a new certificate or holding statement stating the remaining number of New Options held by the holder and stating the information set out in item (e) above.
(m)	New Options will not confer an entitlement to receive dividends declared and paid by the Company, nor an entitlement to vote at general meetings of the Company unless the holder of the New Options has exercised its New Options before the record date for determining these entitlements and participates as a result of holding Shares.

(n)	All Shares issued on exercise of a New Option will:
(i)	rank equally in all respects (including, without limitation, rights relating to dividends) with other issued Shares;

(ii)	be issued credited as fully paid;

(iii)	be duly authorised and issued by all necessary corporate action; and

(iv)	be allotted and issued free from all liens, charges and encumbrances whether known about or not including statutory and other pre-emption rights and any transfer restrictions.
(o)	The Company will apply to Australian Stock Exchange Limited for official quotation of the New Options and Shares issued upon exercise of New Options within the time period required by the ASX Listing Rules.

(p)	The New Options may be transferred at any time in accordance with the Corporations Act 2001 (Cth) and the Listing Rules.

(q)	A holder of New Options does not have the right to participate in bonus issues or new issues of securities offered to shareholders until Shares are allotted to the holder pursuant to the exercise of the relevant New Options.

(r)	In the event of a reorganisation (including, without limitation, consolidation, sub-division, reduction or return) of the capital of the Company, the rights of the holders of New Options (including, without limitation, the number of New Options to which the New Option holder is entitled to and the exercise price) will be changed (as appropriate) in accordance with the Listing Rules applying to a reorganisation of capital at the time of the reorganisation.

(s)	If the Company makes a pro rata Issue (other than a bonus issue) to existing shareholders and no Share has been issued in respect of the New Options before the record date for determining entitlements to the issue, the Exercise Price of each New Option will be reduced in the manner permitted by the Listing Rules applying at the time of the pro rata issue.

(t)	If the Company makes a bonus issue to existing shareholders and no Share has been issued in respect of a New Option before the record date for determining entitlements to the issue, then the number of Shares over which that New Option is exercisable will be increased in the manner permitted by the Listing Rules applying at the time of the bonus issue.

(u)	The Company is entitled to treat the registered holder of a New Option as the absolute holder of that New Option and is not bound to recognise any equitable or other claim to, or interest in, that New Option on the part of any person other than the registered holder, except as ordered by a court of competent jurisdiction or as required by statute.

Annexure A
Exercise Notice

To:	The Directors
Metal Storm Limited
Level 34
354 Queen Street
BRISBANE QLD 4000
[#insert name of option holder#] of [#insert address#] (Option Holder) gives notice of exercise of [#number#] options (Options) in accordance with the terms of issue of those Options, and applies for [#number#] fully paid ordinary shares in the capital of the Company (Shares).
A cheque in favour of the Company in the sum of A$[#insert amount#] representing A$0.165 being the exercise price per Option is attached to this Exercise Notice.
The Option Holder requests the Company to issue the Shares to the Option Holder and agrees to accept the Shares on and subject to the terms and conditions of the Company’s constitution. The Option Holder authorises the Company to enter the Option Holder’s name on the Company’s share register in respect of the Shares issued to the Option Holder.

For and on behalf of the Option Holder

Date

Signed

Name (print)

EXECUTION COPY
Deed of Charge
Metal Storm Limited
(Chargor)
Harmony Investment Fund Limited
(Chargee)
HENRY DAVIS YORK 44 MARTIN PLACE SYDNEY NSW 2000 AUSTRALIA TELEPHONE +61 2 9947 6000
FACSIMILE +61 2 9947 6999 DX 173 SYDNEY EMAIL HDY@HDY.COM.AU WWW.HDY.COM.AU
1261357_7/MMR/3108202

Fixed and Floating Charge	HENRY DAVIS YORK
Table of Contents

1	INTERPRETATION	1

2	CHARGE	5

3	NATURE OF CHARGE	5

4	PAYMENTS AND INTEREST	7

5	CHARGOR’S REPRESENTATIONS AND WARRANTIES	7

6	UNDERTAKINGS	8

7	RESTRICTIVE UNDERTAKINGS	9

8	THE CHARGEE’S RIGHT TO ENTER	9

9	RIGHTS ON DEFAULT	10

10	APPOINTMENT OF RECEIVER	11

11	RIGHTS OF THE CHARGEE	12

12	APPLICATION OF MONEY	12

13	PAYMENT TO PRIOR SECURITY INTEREST HOLDERS	13

14	POWER OF ATTORNEY	14

15	GENERAL	15

SCHEDULE 1		18

SCHEDULE 2		19
Page i

Fixed and Floating Charge	HENRY DAVIS YORK
Parties
Metal Storm Limited ACN 064 270 006 of Central Plaza One, Level 34, 345 Queen Street, Brisbane QLD 4000 (Chargor)
Harmony Investment Fund Limited, a company incorporated in the Cayman Islands with Company Registration No. CB-150702 c/o Campbell Corporate Services, 4th Floor Scotia Centre, PO Box 268, George Town, Grand Cayman, Cayman Islands (Chargee)
Agreement
17	INTERPRETATION

17.1	Cash Advance Facility Agreement Definitions

A term which has a defined meaning in the Cash Advance Facility Agreement will have the same in this document, unless the context indicates otherwise.

17.2	Definitions

The following words have these meanings in this charge:

Associated Rights means in relation to any contract or arrangement (including any Material Contract) all rights of the Chargor:
(a)	for the enforcement of the contract or arrangement; and

(b)	to vary, repudiate, rescind, avoid or terminate the contract or arrangement or to waive any rights under it; and

(c)	to receive all money or payments under or in connection with it.
Attorney means an attorney appointed under clause 30.1 and any attorney of that attorney.

Cash Advance Facility Agreement means the cash advance facility agreement dated on or about the date of this charge between the Chargor and the Chargee.

Compensation Money means any money which is payable to the Chargor as purchase money, compensation, damages or otherwise as a result of the compulsory acquisition, requisition, resumption, destruction, severance or injury to the Secured Property, or as a result of a re-alignment of the boundaries of any real property comprising the Secured Property or a restriction of rights in relation to the use of the Secured Property.

Dollars, A$ and $ means the lawful currency of the Commonwealth of Australia.

Environment means all aspects of the surroundings of human kind (whether natural or artificial, and whether living or inanimate) and anything else deemed to form part of the environment under any statute or other law of any State, Territory or Commonwealth of Australia.

Fixed and Floating Charge	HENRY DAVIS YORK
Environmental Law means any statute or other law, or any requirements or orders of any Governmental Agency, relating to the protection of the Environment or the use, storage or disposal of hazardous substances.

Event of Crystallisation means any of the following events:
(a)	(dealing with Secured Property) the Chargor breaches its obligations under any of clauses 23.1(a), 23.1(b), 7.1(c), 7.1(d) or 7.1(e) or does anything which, in itself may not be a breach of those obligations, but which is part of a process or course of action by the Chargor which results in the Chargor breaching its obligations under any of those clauses;

(b)	(enforcement of this charge) the commencement of any step to enforce this charge;

(c)	(specified events of default) any of the events described in any of paragraphs of the definition of Event of Default;

(d)	(other circumstances provided by law) any other circumstance in which any relevant law provides for a floating charge to become a fixed charge.
Event of Default has the meaning given in the Cash Advance Facility Agreement.

Insurance means the insurance which the Chargor is required to maintain under this charge.

Insurance Proceeds means any money which is payable to the Chargor pursuant to any Insurance.

Receiver means a receiver or receiver and manager of the Secured Property appointed under this charge.

Secured Money means all money which, at any time and for any reason and on any basis (whether or not contemplated by the parties at the date of this charge):
(a)	the Chargor is or becomes actually or contingently liable to pay to the Chargee or for the Chargee’s account;

(b)	comprises financial accommodation provided by the Chargee to the Chargor;

(c)	the Chargor and the Chargee agree will form part of the Secured Money;

(d)	the Chargee is entitled to debit to the Chargor’s account or is liable to pay by reason of any act or omission of the Chargor; or

(e)	reasonably foreseeably may fall within paragraph (a), (b), (c) or (d) above at any time, irrespective of:
(i)	whether the liability of the Chargor:
(A)	is alone, or several or joint with any other person;

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(B)	is personal;

(C)	is incurred as principal debtor or in any other capacity including as surety; or

(D)	is ascertained or unascertained; and
(ii)	whether the Chargee:
(A)	is the original obligee or an assignee deriving from it; or

(B)	is the original chargee or an assignee deriving from it,
and irrespective of:
(C)	when the assignment took place; and

(D)	whether the Chargor had notice of or consented to the assignment.
Secured Property means all the present and future assets, undertaking and rights of the Chargor, irrespective of:
(a)	where located;

(b)	when acquired; and

(c)	the capacity in which the Chargor holds or comes to hold the same, and includes its share premiums and capital, paid or unpaid, called or uncalled.

Transaction Documents means:
(a)	this charge;

(d)	the Cash Advance Facility Agreement;

(e)	any other document or agreement concerning the provision of Secured Money;

(g)	any document which the Chargor and the Chargee agree will be a Transaction Document.
17.3	Interpretation

In this charge, unless the contrary intention appears:
(a)	(variation or replacement) a reference to this charge or any other document includes any variation or replacement of it;

(b)	(statutes and regulations) a reference to a statute or other law includes regulations and other instruments under it and any consolidations, amendments, re-enactments and replacements of it;

(c)	(singular and plural) the singular includes the plural and vice versa;

Fixed and Floating Charge	HENRY DAVIS YORK
(d)	(gender) a reference to one gender includes each other gender;

(e)	(person) the word “person” includes a firm, corporation, body corporate, unincorporated association or Governmental Agency;

(f)	(successors) a reference to a person includes a reference to the person’s executors, administrators, legal personal representatives, successors and permitted assigns;

(g)	(joint and several) an agreement on the part of, or in favour of, two or more persons binds or is for the benefit of them and any one or more of them jointly and severally;

(h)	(party) a reference to a party means a person who is named as a party to, and is bound to comply with the provisions of, this charge;

(i)	(without limitation) a reference to “includes” or “including” means “includes, without limitation” and “including, without limitation” respectively;

(j)	(defined terms) where a word or phrase is given a defined meaning in this charge, the other grammatical forms of the word of phrase have a corresponding meaning;

(k)	(acts and omissions) a reference to an act includes an omission and doing an act includes executing a document;

(l)	(groups etc) a reference to any thing (including the Secured Money or the Secured Property) is a reference to the whole or any part of it and a reference to a group of persons or things (including the Chargor) is a reference to each of them individually and any two or more of them collectively; and

(m)	(rights) a reference to a right includes an interest, power, remedy, privilege and cause of action however arising.
17.4	Headings

A heading is for reference only. It does not affect the meaning or interpretation of this charge.

17.5	Schedules

A schedule attached to this charge forms part of it.

17.6	Business Day rule

Anything required by this charge to be done on a day which is not a Business Day is to be done on the preceding Business Day.

Fixed and Floating Charge	HENRY DAVIS YORK
18	CHARGE

18.1	Charge

The Chargor charges all of the Secured Property to the Chargee as security for the payment of the Secured Money.

18.2	Priority

This charge is a first ranking security over the Secured Property except in respect of any Secured Property secured under any Security Interest specified in item 4 of schedule 1.

18.3	Postponement

Subject to clause 18.2 the Chargor postpones any Security Interest which has arisen or which arises in the future by operation of law or statute over the Secured Property in favour of the Chargor in its own right or in any capacity so that every such Security Interest ranks in priority after this charge.

19	NATURE OF CHARGE

19.1	Nature of charge

This charge is:
(a)	(fixed charge) a fixed charge by way of equitable mortgage over the Chargor’s right, title and interest, present and future, in or arising under or in connection with:
(i)	(real property etc) any real property and other immoveable property, and all buildings, fences, improvements and other erections, trade and other fixtures, fixed plant and machinery on, and the rights attached to, that real property;

(ii)	(shares, stocks etc) all Marketable Securities, debt instruments, debenture stock, loan capital and other securities in or of any body corporate or unincorporated or any Governmental Agency, whether or not constituting or secured by a mortgage or charge, and all and any rights arising from any of them;

(iii)	(title documents) all documents evidencing the Chargor’s title to Secured Property;

(iv)	(engines, machinery etc) engines, machinery and plant (other than engines, machinery and plant which are acquired or manufactured by the Chargor for the purpose of resale or sale in the ordinary course of the Chargor’s ordinary business, or which are leased by the Chargor, or which are valued at less than $50,000);

(v)	(book debts etc) all book debts of the Chargor, all proceeds of book debts of the Chargor and all invoices, ledgers, records and any other items which relate to the business transacted from time to

Fixed and Floating Charge	HENRY DAVIS YORK
time by the Chargor and all Security Interests, guarantees and other rights which the Chargor holds to enforce payment of its book debts;

(vi)	(Intellectual Property) Intellectual Property and goodwill;

(vii)	(capital) uncalled and called but unpaid capital (including any share premiums);

(viii)	(agreements) all Rights Issue Documents, Material Contracts, agreements or arrangements of any nature (including each Insurance Policy) and all corresponding Associated Rights;

(ix)	(personal property) all personal property not acquired for the purpose of disposal in the ordinary course of the Chargor’s ordinary business;

(x)	(Insurance Proceeds) any Insurance Proceeds which are payable or paid to, or receivable or received by, the Chargor;

(xi)	(Compensation Money) any Compensation Money which is paid or payable to, or receivable or received by, the Chargor; and

(xii)	(Leases of Licences) all Leases or Licences held by or on behalf of the Chargor; and
(b)	(floating charge) subject to clauses 19.2 and 19.3, a floating charge over the Chargor’s right, title and interest, present and future, in or arising under or in connection with all Secured Property which is not subject to the fixed charge created under clause 19.1(a).
19.2	Crystallisation

To the extent that this charge operates as a floating charge it will crystallise and become fixed with respect to:
(a)	(specific Secured Property) particular Secured Property on the Chargee giving the Chargor a notice to the effect that this charge has become crystallised with respect to that Secured Property, which notice may be given at any time; and

(b)	(all Secured Property) all Secured Property, automatically and without notice, if an Event of Crystallisation occurs.
19.3	Re-floating

If this charge has become a fixed charge over Secured Property under clause 19.2, then it will immediately become floating over that Secured Property on the Chargee giving the Chargor notice to that effect. After that notice is given that Secured Property will also be subject to the further operation of clause 19.2.

Fixed and Floating Charge	HENRY DAVIS YORK
20	PAYMENTS AND INTEREST

20.1	Covenant to pay

The Chargor must pay the Secured Money:
(a)	(Event of Default) if an Event of Default occurs, as specified in clause 25.1; and

(b)	(other circumstances) in any other case, in accordance with the terms of any written agreement between the Chargee and the Chargor or, in the absence of any written agreement, on demand by the Chargee.
20.2	Interest

Unless otherwise specified in a Transaction Document:
(a)	(payment of interest) the Chargor must pay interest calculated on the daily balances of the Secured Money:
(i)	if a rate is specified in any Transaction Document, at that rate; or

(ii)	if no rate is specified in the Transaction Document, at such rates as determined by the Chargee from time to time (whether or not notified to the Chargor);
(b)	(rate of interest) the Chargor must pay interest calculated in accordance with this clause 20.2 on demand; and

(c)	(capitalised interest) whether or not a demand for payment has been made and whether or not that demand (if any) has been satisfied, interest may be capitalised by the Chargee at the periods elected by it or, if no election is made, monthly on the day of each month determined by the Chargee, and capitalised interest bears interest in the manner specified in this clause 20.2.
21	CHARGOR’S REPRESENTATIONS AND WARRANTIES

21.1	Representations and warranties

Each of the representations and warranties made by the Chargor under the Cash Advance Facility Agreement are deemed to also be made by the Chargor under this Charge:
(a)	on entering into this Charge;

(b)	on the last Business Day of each month after the date of this charge.
21.2	Reliance

The Chargor acknowledges that the Chargee is granting or agreeing to grant financial accommodation to or at the Chargor’s request in reliance on the representations and warranties in clause 9.1.

Fixed and Floating Charge	HENRY DAVIS YORK
22	UNDERTAKINGS

22.1	General

Each of the undertakings given by the Chargor under the Cash Advance Facility Agreement are also taken to be given by the Chargor under this Charge.

22.2	Insurance Undertakings

The Chargor must:
(a)	(insure) insure and keep insured in its name all the Secured Property of an insurable nature:
(i)	for its full insurable value;

(ii)	with an insurer approved by the Chargee; and

(iii)	on a replacement and reinstatement basis against all risks which a prudent owner of property of a similar type to the Secured Property would insure against and against any other risks, including loss of rent, that the Chargee requires;
(b)	(public risk insurance) take out and maintain a policy of public risk insurance in respect of the Secured Property for at least $20,000,000 in respect of any one claim or series of claims arising out of the one event or for any other amount as the Chargee from time to time requires;

(c)	(not prejudice Insurance) not do or permit anything to be done which may prejudice any Insurance;

(d)	(notify entitlement to claim) notify the Chargee as soon as anything happens which entitles a claim to be made under any Insurance Policy;

(e)	(no variation etc) not vary, cancel or allow to lapse any Insurance Policy without the Chargee’s consent;

(f)	(notify prejudicial event) without limiting its obligations under clause 22.2(c), notify the Chargee immediately when anything occurs which could prejudice any Insurance or when any Insurance Policy is cancelled;

(g)	(disclose facts to insurer) disclose to an insurer all facts which are or may be material to the insurer’s risk before entering into any Insurance Policy; and

(h)	(provide information to the Chargee) use its best endeavours to provide any information or evidence to enable the Chargee to collect or recover any money due under an Insurance Policy; and

(i)	(policy terms) ensure that each Insurance Policy:
(i)	note the Chargee’s interest as mortgagee or chargee; and

(ii)	is on such terms and contain such endorsements as the Chargee may require.

Fixed and Floating Charge	HENRY DAVIS YORK
(j)	(Insurance Proceeds) pay to the Chargee any Insurance Proceeds, which the Chargee must apply either in reinstating the Secured Property if the Chargor is not in default or may otherwise apply any proceeds in accordance with clause 28.
23	RESTRICTIVE UNDERTAKINGS

23.1	Restrictions

The Chargor must not, without the Chargee’s consent:
(a)	(deal with Secured Property subject to fixed charge) sell, transfer, part with possession of, surrender or otherwise deal with Secured Property or any of its rights in connection with Secured Property, which is subject to a fixed charge (other than Leases or Licences relating to premises occupied by the Chargor, in relation to which the Chargor is free to deal in the ordinary course of business);

(b)	(deal with Secured Property subject to floating charge other than in the ordinary course of ordinary business) sell, transfer, part with possession of, surrender or otherwise deal with Secured Property, or any of its rights in connection with Secured Property, which is subject to a floating charge except in the ordinary course of its ordinary business;

(c)	(commercial dealings) deal in any way with any person except at arm’s length in the ordinary course of business for valuable commercial consideration;

(d)	(create Encumbrances) create or allow to exist Encumbrances over the Secured Property except those to which this charge is expressed to be subject or Encumbrances in the Chargee’s favour;

(e)	(prejudicially affect value or the Chargee’s rights) otherwise do or permit anything to be done as a result of which:
(i)	the realisable value of the Secured Property is or may be reduced; or

(ii)	the Chargee’s rights under any Transaction Document are or may be prejudiced;
24	THE CHARGEE’S RIGHT TO ENTER

24.1	Right to enter

The Chargee (or any agent, professional adviser or other person appointed by the Chargee) may at any time enter on the Secured Property or on any property occupied by the Chargor to do one or more of the following:
(a)	(inspection) inspect the condition of the Secured Property;

Fixed and Floating Charge	HENRY DAVIS YORK
(b)	(determine compliance) determine whether the terms of this charge are being complied with;

(c)	(inspect and copy documents) inspect and take copies of records, papers and other material which the Chargee considers may relate to the Secured Property;

(d)	(investigate assets) investigate the Chargor’s accounting methods, assets, financial condition and trading position; and

(e)	(environmental audit) carry out an environmental audit, assessment or investigation in connection with any Secured Property.
24.2	Notice

Unless a Potential Event of Default or Event of Default has occurred, the Chargee must give the Chargor reasonable notice of entry.

24.3	Assistance

The Chargor must give the Chargee and any person authorised by it to enter on its behalf reasonable assistance including obtaining any necessary consent.

24.4	The Chargee not mortgagee in possession

The Chargee is not to be regarded as a mortgagee in possession despite it or any person authorised by it having entered onto any real property under this clause 24.

25	RIGHTS ON DEFAULT

25.1	Rights on default

After an Event of Default occurs, despite any previous omission to exercise any of its rights or any waiver of those rights and any agreement or arrangement between the Chargor and the Chargee to the contrary:
(a)	(acceleration) all Secured Money is immediately due and payable;

(b)	(exercise of rights) the Chargee may immediately exercise any of its rights arising from the Chargor’s default.
25.2	Application of statutes

To the extent permitted by law and subject to clause 25.3 below:
(a)	(statutory notice) any statute or any other law which requires the giving of notice or the lapse of time before the Chargee, a Receiver or an Attorney can exercise a right arising under this charge or conferred by law in relation to this charge is excluded from applying to this charge; and

(b)	(no notice) the Chargee or a Receiver is not required to give any notice or demand to any person or allow any time to pass before exercising any right arising under this charge or conferred by law in relation to this charge.

Fixed and Floating Charge	HENRY DAVIS YORK
25.3	Notice

Where the Chargor and the Chargee are unable to exclude a law requiring the giving of notice or the lapse of time before the Chargee or a Receiver can exercise a right arising under this charge or conferred by law in relation to this charge, then:
(a)	(mandatory notice period) if the law does not allow the period of notice or lapse of time to be limited by the Chargor and the Chargee, the Chargee must give or permit any mandatory period of notice or lapse of time where that law applies; or

(b)	(limited notice period) if the law allows the period of notice or lapse of time to be limited or fixed by the Chargor and the Chargee, then to the extent that the law applies, one day is the period during which:
(i)	the default must continue before a notice or demand may be given requiring payment of the Secured Money or the performance of any obligation; or

(ii)	the default must continue after notice or demand has been made before the right may be exercised by the Chargee or a Receiver.
25.4	Exercise of Rights

Neither the Chargee nor any Attorney or Receiver is to be liable to the Chargor for any loss, liability, cost or expense arising (whether directly or indirectly) as a result of the Chargee, any Attorney or any Receiver (or any agent, contractor or employee of any of them) exercising or failing to exercise any rights in connection with any Transaction Document.

26	APPOINTMENT OF RECEIVER

26.1	Receiver

The Chargee may:
(a)	(appointment of Receiver) after an Event of Default occurs, appoint any one or more persons to be a receiver or a receiver and manager of the Secured Property;

(b)	(removal of Receiver) remove a Receiver; and

(c)	(appointment of new Receiver) appoint a new Receiver if a Receiver is removed, retires or dies.
26.2	More than one Receiver

If more than one Receiver is appointed, they may be appointed jointly and severally or jointly or severally.

Fixed and Floating Charge	HENRY DAVIS YORK
26.3	Receiver is agent of Chargor

A Receiver is the Chargor’s agent and the Chargor is solely responsible for the Receiver’s acts or defaults and for the Receiver’s remuneration.

26.4	Remuneration

A Receiver is to be remunerated at a rate agreed with the Chargee or, failing agreement, at a rate fixed by the Chargee.

26.5	Rights of Receiver

In addition to all rights conferred on a Receiver by statute or other law and by the other provisions of this charge, the Receiver may do or agree to do any of the things specified in Schedule 2 as it thinks fit unless they are specifically excluded by the terms of its appointment.

27	RIGHTS OF THE CHARGEE

27.1	The Chargee may exercise rights

At any time after an Event of Default occurs, the Chargee may exercise each of the rights conferred on a Receiver under this charge as though each of the powers set out or referred to in the relevant clause was construed so that a reference to the Receiver is a reference to the Chargee.

27.2	The Chargee not a mortgagee in possession

If the Chargee takes possession of the Secured Property, it is not liable to account as mortgagee in possession for anything except actual receipts and it is not liable for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

27.3	Delegation

The Chargee may delegate its rights to any person.

28	APPLICATION OF MONEY

28.1	Order of application

Subject to clauses 28.2 and 28.3, all money received in connection with the exercise of rights because an Event of Default occurs is to be applied in the following order:
(a)	(prior Security Interests) first, in payment to any person holding a Security Interest over the Secured Property which ranks in priority to this charge and which is known to the Chargee, in the order of, and to the extent of, its priority;

Fixed and Floating Charge	HENRY DAVIS YORK
(b)	(costs, charges etc) secondly, in satisfying all costs, charges and expenses incurred by the Chargee, a Receiver or any person authorised by the Chargee in exercising or attempting to exercise its rights;

(c)	(Receiver’s remuneration) thirdly, in payment to a Receiver of any remuneration due to the Receiver;

(d)	(Secured Money) fourthly, in satisfaction of the Secured Money in such order of priority and as to principal or interest or both as the Chargee thinks fit;

(e)	(subsequent Security Interests) fifthly, in payment to any person holding a Security Interest over the Secured Property which ranks after this charge and which is known to the Chargee, in the order of and to the extent of its order of priority; and

(f)	(Chargor) sixthly, in payment to the Chargor, without interest, in making a deposit to a bank account in the Chargor’s name and on that placement the Chargee will not be under any further liability in respect of it.
28.2	Cleared funds

In applying any money towards the satisfaction of the Secured Money, the Chargor is to be credited only with funds which have been cleared and are not subject to any set-off or claim.

28.3	Contingent amounts

If any Secured Money is contingently owing at the time of an application of money under clause 28.1, then:
(a)	(retention of money) the Chargee may retain from money received in connection with the exercise of its rights an amount equal to the contingently owing Secured Money; and

(b)	(deposit of money retained) the amount retained may be deposited in an interest-bearing account in the joint names of the Chargee and the Chargor with any person on terms which the Chargee thinks fit until that part of the Secured Money ceases to be contingently owing. At that time that amount is to be applied in accordance with clause 28.1. Any amount then remaining in the account will continue to be dealt with in accordance with this clause 28.3.
29	PAYMENT TO PRIOR SECURITY INTEREST HOLDERS

29.1	Prior Security Interests

After an Event of Default occurs, the Chargee may pay any money it thinks fit in full or partial discharge of the money secured by any Security Interest having priority over this charge, and the money so paid forms part of the Secured Money.

Fixed and Floating Charge	HENRY DAVIS YORK
29.2	No duty to enquire

In exercising its rights under clause 29.1, the Chargee need not enquire whether any money which is claimed to be payable under any prior Security Interest is in fact payable, and the Chargee may rely on a certificate signed by or on behalf of the holder of that Security Interest as to the money payable under that Security Interest as conclusive evidence of that fact.

30	POWER OF ATTORNEY

30.1	Attorney

The Chargor for valuable consideration and by way of security for compliance with its obligations irrevocably appoints the Chargee, every Authorised Officer of the Chargee and each Receiver jointly and each of them severally to be its attorneys.

30.2	Powers

Each Attorney may in the name of the Chargor exercise one or more of the following rights:
(a)	(powers of attorney) it may do anything which:
(i)	the Chargor ought to do under or in connection with any of the Transaction Documents; or

(ii)	the Chargee, an Attorney or a Receiver considers appropriate:
(A)	to give effect to the exercise of the Chargee’s rights; or

(B)	to enforce, protect or preserve the Secured Property or to preserve and collect any money payable in connection with the Secured Property; or
(iii)	the Chargee or a Receiver may do;
(b)	(powers after Event of Default) after an Event of Default occurs it may exercise all the Chargor’s rights in connection with:
(i)	the Secured Property, including to complete any contract for the sale or leasing of the Secured Property; or

(ii)	the transfer of the Secured Property; and
(c)	(appointment of own Attorney) may appoint its own attorney and may revoke that appointment.
30.3	Conflicts

An Attorney may exercise its rights despite any conflict of interest or duty on its part.

Fixed and Floating Charge	HENRY DAVIS YORK
30.4	Ratification

The Chargor must ratify anything done or purported to be done by an Attorney under this clause 30.

31	GENERAL

31.1	Continuing security

This charge is a continuing security despite any settlement of account, intervening payment or anything else and remains in force until a final discharge of it is provided to the Chargor.

31.2	No Marshalling

The Chargee is not obliged to marshal or appropriate in favour of the Chargor or to apply, enforce or exercise:
(a)	any Security Interest, collateral security or any other Transaction Document or other instrument held by the Chargee; or

(b)	any asset which the Chargee holds or may otherwise be entitled to receive or have a claim on.
31.3	No merger

No Security Interest, judgment, order, contract, cause of action, remedy or any other thing in respect of the Secured Money merges with or prejudicially affects nor is merged in or prejudicially affected by, or is in any way abrogated or released by, this charge or any obligations of the Chargor or the rights of the Chargee, any Attorney or any Receiver.

31.4	Persons dealing with the Chargee
(a)	(no enquiry into exercise of rights) Any person dealing with the Chargee, an Attorney or a Receiver, or a person to whom is tendered for registration an instrument executed by any of them, need not make any enquiry as to whether the Chargee, an Attorney or Receiver is entitled to exercise, and has properly exercised, its rights and in particular that person is not required to enquire whether:
(i)	an Event of Default has occurred;

(ii)	any Secured Money is owing or payable; or

(iii)	an Attorney or a Receiver has been properly appointed.
(b)	(reliance) A person can rely on this clause 31.4 despite any express or constructive knowledge of any matter referred to in it.
31.5	Waivers, variations and consents
(a)	(in writing) Any waiver or consent by the Chargee, an Attorney or a Receiver is effective only if it is in writing signed by or on behalf of the

Fixed and Floating Charge	HENRY DAVIS YORK
Chargee, the Attorney or the Receiver and then only to the extent expressly stated in writing and in the specific instance and for the specific purpose for which it is given.

(b)	(no waiver) No failure on the part of the Chargee, an Attorney or a Receiver to exercise, or delay on its part in exercising, any of its rights operates as a waiver of them.

(c)	(exercise of rights) A single or partial exercise of any right by the Chargee, an Attorney or a Receiver does not preclude any further or other exercise of that right or the exercise of any other rights.

(d)	(variations in writing) No provision of this charge or right conferred by it can be varied except in writing signed by the parties.
31.6	Invalidity

If any part of this charge is for any reason unenforceable that part is to be read down to the extent necessary to preserve its operation and if it cannot be read down it is to be severed.

31.7	Further assurances
(a)	(perfect interest) The Chargor must do anything required by the Chargee to perfect the Chargee’s interest in the Secured Property and its rights under the Transaction Documents or to provide the Chargee with more effective security over the Secured Property for the payment of the Secured Money.

(b)	(execution of mortgage) Without limiting clause 31.7(a), the Chargor must on request from the Chargee execute a legal or statutory mortgage over any real property. That mortgage must be in the form and substance required by the Chargee and is to secure the Secured Money.
31.8	Priority Amount

For the purpose only of fixing priorities in accordance with section 282 of the Corporations Act between this charge and any other charge given by the Chargor the maximum prospective liability secured by this charge is the amount set out in item 3 of schedule 1. This amount may be increased at any time by the Chargee lodging a notice to that effect in accordance with the Corporations Act.

31.9	Governing law and jurisdiction

This charge is governed by the law of the State or Territory specified in item 5 of schedule 1 and the parties submit to the non-exclusive jurisdiction of its courts.

31.10	Counterparts

If this charge is signed in counterparts, then:
(a)	each is deemed an original; and

(b)	together they constitute one document.

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31.11	Notices

Clause 15 of the Cash Advance Facility Agreement will apply to any notice, demand, consent or other communication under this document.

Fixed and Floating Charge	HENRY DAVIS YORK
Schedule 1

item 1:	Details of Chargor:

	Name:	Metal Storm Limited
	ACN:	064 270 006
	Address:	Central Plaza One, Level 34, 345 Queen Street, Brisbane QLD 4000
	Attention:	Company Secretary
	Facsimile Number:	(07) 3221 9788

item 2:	Details of Chargee:

	Name:	Harmony Investment Fund Limited
	Company registration No	CB-150702
	Address:	c/o Harmony Capital Partners Pte Limited
16 Raffles Quay
#40-01
Hong Leong Building
Singapore
048581
	Attention:	The Managing Director
	Facsimile No:	+ 65 6720 1688

item 3:	Maximum Prospective Liability:	$15,000,000

item 4:	Prior Encumbrances:	Nil

item 5:	State/Territory:	New South Wales

item 6:	Trust:	Not applicable.

	Trust Deed:	Not applicable.

Fixed and Floating Charge	HENRY DAVIS YORK
Schedule 2
In addition to all rights conferred on a Receiver by statute or other law and by the other provisions of this charge, the Receiver may do or agree to do any of the following:
1.	enter, take possession of, have access to and make use of the Secured Property;

2.	without limiting its right to re-enter the Secured Property under clause 1 above, give up possession of the Secured Property;

3.	receive rents, profits income and other moneys derived from the Secured Property;

4.	exercise the Chargor’s rights in connection with the Secured Property;

5.	manage the Secured Property;

6.	carry on or concur in carrying on any business or pursuit carried on by or on behalf of the Chargor or otherwise in connection with the Secured Property and borrow and raise money required from time to time for that purpose from any person including the Chargee and secure that money by mortgage or charge in the Chargor’s name over the Secured Property;

7.	grant an option to purchase, lease or license in connection with the Secured Property on any terms;

8.	sell the Secured Property on any terms

9.	execute transfers or other assurances of the Secured Property in the name and on behalf of the Chargor or otherwise;

10.	do anything to effect or complete a sale or lease of the Secured Property and set aside from the proceeds of sale any amount to meet future claims until the possibility of claims being made is ended;

11.	compromise, conduct, defend, institute or settle in the Chargor’s name any legal proceedings in connection with the Secured Property, any Insurance or this charge and execute releases or other discharges in connection with them;

12.	exchange the Secured Property with any person for any interest in any other property and that interest will immediately take the place of or form part of the Secured Property, as the case requires, and may be dealt with by it accordingly;

13.	do anything to protect or enhance the value of the Secured Property or protect the Chargee’s or the Chargor’s interest in the Secured Property; or

14.	delegate its rights (including this right of delegation) to any person for any period;

15.	lease or license, or vary, terminate, renew, surrender, or accept the surrender of a lease or licence of, the Secured Property, and compromise with or make concessions to tenants, lessees or licensees for any period and on any terms;

16.	engage persons (including its employees, consultants and professional advisers) in exercising its rights under this Schedule;

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17.	spend money or incur liabilities in exercising its rights under this schedule and this money or these liabilities will form part of the Secured Money;

18.	comply with the Chargor’s obligations under any agreement between the Chargor and any other person relating to the Secured Property;

19.	create or vary any Encumbrances over the Secured Property;

20.	acquire in any manner any asset (after that acquisition it will be included in the Secured Property);

21.	commence, defend, conduct, settle, discontinue or compromise proceedings in the name of the Chargor or otherwise;

22.	enter into and execute documents or agreements on behalf of the Receiver or the Chargor (including using the Chargor’s seal and signing, accepting and endorsing cheques, promissory notes and bills of exchange);

23.	exercise any voting or other rights or powers in respect of any of the Secured Property and do anything in relation to Marketable Securities;

24.	make calls on the members of the Chargor in respect of any unpaid capital;

25.	exercise any other rights as specified by the Chargee; and

26.	do such further acts as may be incidental to any of the other powers referred to in this schedule.

Fixed and Floating Charge	HENRY DAVIS YORK
Signed as a deed on 16 June 2006

Executed for and on behalf of Metal Storm Limited ACN 064 270 006 by its duly authorised officers

/s/ JAMES D. MACDONALD	/s/ TERENCE J. O’DWYER

Signature of secretary	Signature of director

James Donald MacDonald	Terence James O’Dwyer
Print name	Print name

Executed for and on behalf of Harmony Investment Fund Limited by its duly authorised officer:

/s/ SURESH WITHANA

Signature of authorised officer

Suresh Withana
Print name